EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Numbers 033-49956, 033-49956-99, 333-26813 and 333-26813-99) of El Paso Corporation of our report dated June 27, 2005 relating to the financial statements of the El Paso Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 27, 2005